Exhibit 99.1
Caesars Entertainment, Inc. Reports First Quarter 2024 Results

LAS VEGAS and RENO, Nev. (April 30, 2024) – Caesars Entertainment, Inc., (NASDAQ: CZR) (“Caesars,” “CZR,” “CEI” or “the Company”) today reported operating results for the first quarter ended March 31, 2024.
First Quarter 2024 and Recent Highlights:
•GAAP net revenues of $2.7 billion versus $2.8 billion for the comparable prior-year period.
•GAAP net loss of $158 million compared to net loss of $136 million for the comparable prior-year period.
•Same-store Adjusted EBITDA of $853 million versus $947 million for the comparable prior-year period.
•Caesars Digital Adjusted EBITDA of $5 million versus $(4) million for the comparable prior-year period.
Tom Reeg, Chief Executive Officer of Caesars Entertainment, Inc., commented, “Operating results during the first quarter in Las Vegas are a combination of record occupancy, driven by the Super Bowl and international visitation for Chinese New Year, offset by lower-than-expected hold. In our Regional segment, results reflect weather related weakness in January and early February partially offset by our new property openings. Caesars Digital delivered strong revenue growth despite lower-than-expected hold in online sports due to unfavorable outcomes for the Super Bowl and March Madness. Moving past the first quarter headwinds, we remain optimistic toward improved operating results throughout the balance of the year.”
First Quarter 2024 Financial Results Summary and Segment Information
After considering the effects of our completed divestiture, the following tables present adjustments to net revenues, net income (loss) and Adjusted EBITDA as reported, in order to reflect a same-store basis:

Net Revenues
	Three Months Ended March 31,
(In millions)	2024	2023	2023 Adj.(a)	Adj. 2023 Total	% Change
Las Vegas	$1,028	$1,131	$(54)	$1,077	(4.5)%
Regional	1,365	1,389	—	1,389	(1.7)%
Caesars Digital	282	238	—	238	18.5%
Managed and Branded	68	69	—	69	(1.4)%
Corporate and Other	(1)	3	—	3	*
Caesars	$2,742	$2,830	$(54)	$2,776	(1.2)%

Net Income (Loss)
	Three Months Ended March 31,
(In millions)	2024	2023	2023 Adj.(a)	Adj. 2023 Total	% Change
Las Vegas	$198	$293	$(10)	$283	(30.0)%
Regional	41	75	—	75	(45.3)%
Caesars Digital	(34)	(32)	—	(32)	(6.3)%
Managed and Branded	18	19	—	19	(5.3)%
Corporate and Other	(381)	(491)	—	(491)	22.4%
Caesars	$(158)	$(136)	$(10)	$(146)	(8.2)%

Adjusted EBITDA (b)
	Three Months Ended March 31,
(In millions)	2024	2023	2023 Adj.(a)	Adj. 2023 Total	% Change
Las Vegas	$440	$533	$(11)	$522	(15.7)%
Regional	433	448	—	448	(3.3)%
Caesars Digital	5	(4)	—	(4)	*
Managed and Branded	18	19	—	19	(5.3)%
Corporate and Other	(43)	(38)	—	(38)	(13.2)%
Caesars	$853	$958	$(11)	$947	(9.9)%
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*Not meaningful
(a)Adjustment for pre-disposition results of operations reflecting the subtraction of results of operations for Rio All-Suite & Casino, for the relevant periods. Such figures are based on unaudited internal financial statements and have not been reviewed by the Company’s auditors for the periods presented. The additional financial information is included to enable the comparison of current results with results of prior periods.
(b)Adjusted EBITDA is not a GAAP measurement and is presented solely as a supplemental disclosure because the Company believes it is a widely used measure of operating performance in the gaming industry. See “Reconciliation of GAAP Measures to Non-GAAP Measures” below for a definition of Adjusted EBITDA and a quantitative reconciliation of Adjusted EBITDA to net income (loss), which the Company believes is the most comparable financial measure calculated in accordance with GAAP.

Balance Sheet and Liquidity
As of March 31, 2024, Caesars had $12.4 billion in aggregate principal amount of debt outstanding. Total cash and cash equivalents were $726 million, excluding restricted cash of $139 million.

(In millions)	March 31, 2024	December 31, 2023
Cash and cash equivalents	$726	$1,005

Bank debt and loans	$6,078	$3,193
Notes	6,311	9,199
Other long-term debt	47	47
Total outstanding indebtedness	$12,436	$12,439

Net debt	$11,710	$11,434
As of March 31, 2024, our cash on hand and revolving borrowing capacity was as follows:

(In millions)	March 31, 2024
Cash and cash equivalents	$726
Revolver capacity (a)	2,210
Revolver capacity committed to letters of credit	(70)
Available revolver capacity committed as regulatory requirement	(46)
Total	$2,820
___________________
(a)Revolver capacity includes $2.25 billion under our CEI Revolving Credit Facility, maturing in January 2028, less $40 million reserved for specific purposes.
“On April 26th, our Caesars Virginia joint venture successfully closed on a new five-year $425 million pro rata bank financing. This financing will be used to fund the remaining capex associated with the permanent casino resort facility, which is expected to open in December 2024. Excluding joint venture capex, we estimate 2024 cash capex spend of $800 million. We anticipate using free cash flows to continue to reduce debt in 2024,” said Bret Yunker, Chief Financial Officer.
Reconciliation of GAAP Measures to Non-GAAP Measures
Adjusted EBITDA (described below), a non-GAAP financial measure, has been presented as a supplemental disclosure because it is a widely used measure of performance and basis for valuation of companies in our industry and we believe that this non-GAAP supplemental information will be helpful in understanding our ongoing operating results. Management has historically used Adjusted EBITDA when evaluating operating performance because we believe that the inclusion or exclusion of certain recurring and non-recurring items is necessary to provide a full understanding of our core operating results and as a means to evaluate period-to-period results. Adjusted EBITDA represents net income (loss) before interest income and interest expense, net of interest capitalized, (benefit) provision for income taxes, depreciation and amortization, stock-based compensation expense, (gain) loss on extinguishment of debt, impairment charges, other (income) loss, net income (loss) attributable to noncontrolling interests, transaction costs associated with our acquisitions, developments and divestitures, and non-cash changes in equity method investments. Adjusted EBITDA also excludes the expense associated with certain of our leases as these transactions were accounted for as financing obligations and the associated expense is included in interest expense. Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with accounting principles generally accepted in the United States (“GAAP”). Adjusted EBITDA is unaudited and should not be considered an alternative to, or more meaningful than, net income (loss) as an indicator of our operating performance. Uses of cash flows that are not reflected in Adjusted EBITDA include capital expenditures, interest payments, income taxes, debt principal repayments, and payments under our leases with affiliates of GLPI and VICI Properties, Inc., which can be significant. As a result, Adjusted EBITDA should not be considered as a measure of our liquidity. Other companies that provide EBITDA information may calculate Adjusted EBITDA differently than we do. The definition of Adjusted EBITDA may not be the same as the definitions used in any of our debt agreements.
Conference Call Information
The Company will host a conference call to discuss its results on April 30, 2024 at 2 p.m. Pacific Time, 5 p.m. Eastern Time. Participants may register for the call approximately 15 minutes before the call start time by visiting the following website at https://register.vevent.com/register/BI45f2a1c1739e457392c21b83525cc6b5.
Once registered, participants will receive an email with the dial-in number and unique PIN number to access the live event. The call will also be accessible on the Investor Relations section of Caesars’ website at https://investor.caesars.com.
About Caesars Entertainment, Inc.
Caesars Entertainment, Inc. (NASDAQ: CZR) is the largest casino-entertainment company in the US and one of the world’s most diversified casino-entertainment providers. Since its beginning in Reno, NV, in 1937, Caesars Entertainment, Inc. has grown through development of new resorts, expansions and acquisitions. Caesars Entertainment, Inc.’s resorts operate primarily under the Caesars®, Harrah’s®, Horseshoe®, and Eldorado® brand names. Caesars Entertainment, Inc. offers diversified gaming, entertainment and hospitality amenities, one-of-a-kind destinations, and a full suite of mobile and online gaming and sports betting experiences. All tied to its industry-leading Caesars Rewards loyalty program, the company focuses on building value with its guests through a unique combination of impeccable service, operational excellence and technology leadership. Caesars is committed to its employees, suppliers, communities and the environment through its PEOPLE PLANET PLAY framework. To review our latest CSR report, please visit www.caesars.com/corporate-social-responsibility/csr-reports. Know When To Stop Before You Start.® Gambling Problem? Call 1-800-522-4700. For more information, please visit www.caesars.com/corporate.
Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding our strategies, objectives and plans for future development or acquisitions of properties or operations, as well as expectations, future operating results and other information that is not historical information. When used in this press release, the terms or phrases such as “anticipates,” “believes,” “projects,” “plans,” “intends,” “expects,” “might,” “may,” “estimates,” “could,” “should,” “would,” “will likely continue,” and variations of such words or similar expressions are intended to identify forward-looking statements. Although our expectations, beliefs and projections are expressed in good faith and with what we believe is a reasonable basis, there can be no assurance that these expectations, beliefs and projections will be realized. There are a number of risks and uncertainties that could cause our actual results to differ materially from those expressed in the forward-looking statements which are included elsewhere in this press release. These risks and uncertainties include, but are not limited to: (a) the impact on our business, financial results and liquidity of economic trends, inflation, public health emergencies, terrorist attacks and other acts of war or hostility, work stoppages and other labor problems, or other economic and market conditions, including reductions in discretionary consumer spending as a result of downturns in the economy and other factors outside our control; (b) the impact of future cybersecurity breaches on our business, financial conditions and results of operations; (c) our ability to successfully operate our digital betting and iGaming platform and expand its user base; (d) risks associated with our leverage and our ability to reduce our leverage; (e) the effects of competition, including new competition in certain of our markets, on our business and results of operations; and (f) additional factors discussed in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Annual Reports on Form 10-K and Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission. Other unknown or unpredictable factors may also cause actual results to differ materially from those projected by the forward-looking statements.
In light of these and other risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur. These forward-looking statements speak only as of the date of this press release, even if subsequently made available on our website or otherwise, and we do not intend to update publicly any forward- looking statement to reflect events or circumstances that occur after the date on which the statement is made, except as may be required by law.
Source: Caesars Entertainment, Inc.; CZR
Investor Relations: Brian Agnew, bagnew@caesars.com; Charise Crumbley, ccrumbley@caesars.com, 800-318-0047
Media Relations: Kate Whiteley, kwhiteley@caesars.com

CAESARS ENTERTAINMENT, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,
(In millions, except per share data)	2024	2023
NET REVENUES:
Casino	$1,535	$1,585
Food and beverage	422	427
Hotel	493	503
Other	292	315
Net revenues	2,742	2,830
OPERATING EXPENSES:
Casino	852	828
Food and beverage	263	251
Hotel	137	137
Other	94	107
General and administrative	500	509
Corporate	78	79
Depreciation and amortization	327	300
Transaction and other costs, net	6	16
Total operating expenses	2,257	2,227
Operating income	485	603
OTHER EXPENSE:
Interest expense, net	(590)	(594)
Loss on extinguishment of debt	(48)	(197)
Other income	26	3
Total other expense	(612)	(788)
Loss from continuing operations before income taxes	(127)	(185)
Benefit (provision) for income taxes	(15)	49
Loss from continuing operations, net of income taxes	(142)	(136)
Net loss	(142)	(136)
Net income attributable to noncontrolling interests	(16)	—
Net loss attributable to Caesars	$(158)	$(136)

Net loss per share - basic and diluted:
Basic loss per share	$(0.73)	$(0.63)
Diluted loss per share	$(0.73)	$(0.63)
Weighted average basic shares outstanding	216	215
Weighted average diluted shares outstanding	216	215

CAESARS ENTERTAINMENT, INC.
RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO CAESARS TO ADJUSTED EBITDA
(UNAUDITED)

	Three Months Ended March 31,
(In millions)	2024	2023
Net loss attributable to Caesars	$(158)	$(136)
Net income attributable to noncontrolling interests	16	—
(Benefit) provision for income taxes	15	(49)
Other income (a)	(26)	(3)
Loss on extinguishment of debt	48	197
Interest expense, net	590	594
Depreciation and amortization	327	300
Transaction costs and other, net (b)	16	28
Stock-based compensation expense	25	27
Adjusted EBITDA	$853	$958
Pre-disposition Adjusted EBITDA (c)	—	(11)
Same-Store Adjusted EBITDA	$853	$947
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(a)Other income for the three months ended March 31, 2024 primarily represents a change in estimate of our disputed claims liability.
(b)Transaction costs and other, net primarily includes costs related to non-cash losses on the write down and disposal of assets, professional services for transaction and integration costs, various contract exit or termination costs, pre-opening costs in connection with our temporary facility openings, and non-cash changes in equity method investments.
(c)Adjustment for pre-disposition results of operations reflecting the subtraction of results of operations for Rio All-Suite Hotel & Casino prior to divestiture, for the relevant periods. Such figures are based on unaudited internal financial statements and have not been reviewed by the Company’s auditors for the periods presented. The additional financial information is included to enable the comparison of current results with results of prior periods.